Exhibit 3

Names and Addresses of the Managers

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036